As filed with the Securities and Exchange Commission on July 1, 2009. Registration Number 333 — ____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S - 8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Campbell Soup Company
(Exact Name of Issuer As Specified in Its Charter)

New Jersey	21-0419870
State of Incorporation	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
CAMPBELL SOUP COMPANY DEFERRED COMPENSATION PLAN II
(Full Title of the Plan)
ELLEN ORAN KADEN
Senior Vice President — Law and Government Affairs
Campbell Soup Company
One Campbell Place, Camden, New Jersey 08103-1799
Name and address of agent for service
Telephone number, including area code, of agent for service: (856) 342-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b — 2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit	Offering Price	Fee
Deferred Compensation Obligations[1]	$30,000,000	100%	$30,000,000	$1,674

[1]	The Deferred Compensation Obligations are unsecured obligations of Campbell Soup Company to pay deferred compensation in accordance with the terms of the Campbell Soup Company Deferred Compensation Plan II.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. PLAN INFORMATION
Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 and Rule 424 of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 and Rule 424 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Campbell Soup Company (the “Registrant”) incorporates by reference into this Registration Statement the documents listed below:
     (a) Registrant’s annual report on Form 10-K for the fiscal year ended August 3, 2008.
     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since August 3, 2008.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
This Registration Statement registers deferred compensation obligations pursuant to the Campbell Soup Company Deferred Compensation Plan II (the “DCP II”), which represents obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the plan (the “Obligations”). Eligible employees of the Registrant and non-employee members of the Board of Directors may defer eligible components of their compensation that would otherwise be payable to them for services for a particular year. In addition, certain eligible employees who satisfy plan criteria may receive supplemental matching credits for compensation in excess of the Internal Revenue Code compensation limit, which is indexed. These matching credits are subject to a vesting schedule imposed by the Registrant.
Obligations under the DCP II are invested in one or more hypothetical investment choices, including shares of the Registrant’s common stock, made available by the Registrant and chosen by the participant. Each participant’s account reflects accumulated gains or losses from such hypothetical accounts.
The DCP II is incorporated by reference as an Exhibit to this Registration Statement. The Registrant reserves the right to amend or terminate the DCP II at any time, except that no such amendment or termination shall adversely affect a Participant’s right to amounts previously deferred into the participant’s account, including gains or losses thereon.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Registrant’s Restated Certificate of Incorporation, By-Laws and Section 14A:3-5 of the New Jersey Business Corporation Act provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. In addition, the Registrant has purchased insurance permitted by New Jersey law on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits
4(i) — Campbell Soup Company’s Restated Certificate of Incorporation as amended through February 24, 1997 was filed with the SEC with Campbell’s Form 10-K (SEC file number 1-3822) for the fiscal year ended July 28, 2002, and is incorporated herein by reference.
4(ii) — Campbell’s By-Laws, effective July 1, 2009, were filed with a Form 8-K (SEC file number 1-3822) on June 29, 2009, and are incorporated herein by reference.
5 — Opinion of Linda A. Lipscomb, Vice President — Legal
23.1 — Consent of PricewaterhouseCoopers LLP
23.2 — Consent of Linda A. Lipscomb (included in Exhibit 5)
24 — Power of Attorney
99 — Campbell Soup Company Deferred Compensation Plan II was filed with the SEC with the Registrant’s Form 10-Q for the fiscal quarter ended February 1, 2009, and is incorporated herein by reference.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden and State of New Jersey, on the 1st day of July 2009.

CAMPBELL SOUP COMPANY

By:	/s/ B. Craig Owens
B. Craig Owens
Senior Vice President — Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Date: July 1, 2009

/s/ B. Craig Owens	/s/ Anthony P. DiSilvestro

B. Craig Owens	Anthony P. DiSilvestro
Senior Vice President —	Vice President — Controller
Chief Financial Officer and
Chief Administrative Officer

Harvey Golub	Chairman and Director	}
Douglas R. Conant	President, Chief Executive	}
	Officer and Director	}
Edmund M. Carpenter	Director	}
Paul R. Charron	Director	}
Bennett Dorrance	Director	}
Randall W. Larrimore	Director	}	By:	/s/ John J. Furey

Mary Alice D. Malone	Director	}		John J. Furey
Sara Mathew	Director	}		Corporate Secretary
David C. Patterson	Director	}
William D. Perez	Director	}
Charles R. Perrin	Director	}
A. Barry Rand	Director	}
George Strawbridge, Jr.	Director	}
Les C. Vinney	Director	}

INDEX OF EXHIBITS
Document
4(i) — Campbell Soup Company’s Restated Certificate of Incorporation as amended through February 24, 1997 was filed with the SEC with Campbell’s Form 10-K (SEC file number 1-3822) for the fiscal year ended July 28, 2002, and is incorporated herein by reference.
4(ii) — Campbell’s By-Laws, effective July 1, 2009, were filed with a Form 8-K (SEC file number 1-3822) on June 29, 2009, and are incorporated herein by reference.
5 — Opinion of Linda A. Lipscomb, Vice President — Legal
23.1 — Consent of PricewaterhouseCoopers LLP
23.2 — Consent of Linda A. Lipscomb (included in Exhibit 5)
24 — Power of Attorney
99 — Campbell Soup Company Deferred Compensation Plan II was filed with the SEC with the Registrant’s Form 10-Q For the fiscal quarter ended February 1, 2009, and is incorporated herein by reference.